Exhibit 12(i)

                          [LETTERHEAD OF JORDEN BURT]

                            [FORM OF OPINION LETTER]

                                 August __, 2003

SunAmerica Series Trust
1 SunAmerica Center
Los Angeles, CA 90067

Ladies and Gentlemen:

      You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") pursuant to which the SAST Cash Management Portfolio (the "Acquiring Portfolio") will acquire substantially all of the assets of the MFVAT Government Income Portfolio (the "Transferor Portfolio").

      BACKGROUND

      The transaction will take place pursuant to an Agreement and Plan of Reorganization dated _______ 2003 (the "Reorganization Agreement") adopted on behalf of the Transferor Portfolio by Mutual Fund Variable Annuity Trust ("MFVAT") and on behalf of the Acquiring Portfolio by SunAmerica Series Trust ("SAST"), each a Massachusetts business trust organized as a Series company and each registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end investment company of the management type. Both the Transferor Portfolio, and the Acquiring Portfolio, are treated as corporations for federal income tax purposes. This opinion is being delivered pursuant to
Section 8(j) of the Reorganization Agreement. Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement.

      We have examined and are familiar with such documents, records and other instruments relating to the Reorganization and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Reorganization Agreement and the Registration Statement filed on _____________ with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Reorganization (the "Registration Statement").

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SunAmerica Series Trust
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      In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement, that factual statements and information contained in the Registration Statement, and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied upon the representations contained in the Officer's Certificates (the "Certificate") provided to us by SAST and MFVAT.

      If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinions are based on (i) the Internal Revenue of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service ("IRS")) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the laws or regulations, any or all of the individual opinions expressed herein may become inapplicable.

      This opinion is intended solely for delivery to MFVAT, on behalf of the Transferor Portfolio, SAST on behalf of the Acquiring Portfolio, and their applicable shareholders. Only the Trusts, the Transferor Portfolio, the Acquiring Portfolio, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or the IRS position with respect to the issues addressed herein.

      ASSUMPTIONS

      1. Both SAST and MFVAT are business trusts under Massachusetts law and open-end management investment companies operating as series funds under the Investment Company Act of 1940 ("1940 Act").

      2. The Transferor Portfolio has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

      3. The Acquiring Portfolio has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

      4. The Trustees of MFVAT, on behalf of the Transferor Portfolio, and the Trustees of SAST on behalf of the Acquiring Portfolio, have determined, for valid business reasons, that it

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is advisable to combine the assets of the Transferor Portfolio into the
Acquiring Portfolio, and both Boards of Trustees have adopted the Reorganization Agreement, subject to, among other things, approval by shareholders of the Transferor Portfolio.

      5. For the taxable year ending on the Closing Date, the Transferor Portfolio shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Closing Date. Such dividends shall be automatically reinvested in additional shares of the Transferor Portfolio.

      6. On the Closing Date, the Transferor Portfolio shall transfer all of its assets to the Acquiring Portfolio in exchange for which the Acquiring Portfolio shall simultaneously issue to the Transferor Portfolio, Class 1 shares of the Acquiring Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value to the net asset value of the Transferor Portfolio.

      7. Immediately following the Closing, the Transferor Portfolio shall distribute to each holder of its outstanding shares the number of Class 1 shares of the Acquiring Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the Transferor Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Closing Date, such values to be determined by the net asset values per share of the Transferor Portfolio and the Acquiring Portfolio on the Closing Date, in exchange for and in cancellation of the shareholder's shares of the Transferor Portfolio.

      8. The distribution to the shareholders of the Transferor Portfolio shall be accomplished by establishing an account on the share records of the Acquiring Portfolio in the name of each registered shareholder of the Transferor Portfolio, and crediting that account with a number of shares of the Acquiring Portfolio determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Transferor Portfolio will cease to own shares of the Transferor Portfolio and will instead own Class 1 shares of the Acquiring Portfolio having an aggregate net asset value equal to all the shares of the Transferor Portfolio on the Closing Date.

      9. Following the completion of the distributions described in the preceding paragraph, the Transferor Portfolio shall terminate.

      10. The shareholders of record of the shares of the Transferor Portfolio and the Acquiring Portfolio are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies. The owners of such contracts ("Contract Owners") have instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of

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SunAmerica Series Trust
August __, 2003
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such contracts to the sub-accounts of such insurance company separate accounts that invest in the shares of the Transferor Portfolio or the Acquiring
Portfolio.

OPINIONS

      Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

      1. The Reorganization contemplated by the Reorganization Agreement will not qualify as a "tax-free" reorganization under the Internal Revenue Code of 1986, as amended.

      2. The transfer of the assets of the Transferor Portfolio to the Acquiring Portfolio in exchange for Class 1 voting stock of the Acquiring Portfolio that is to be distributed to the shareholders of the Transferor Portfolio, will be treated as a sale of assets by the Transferor Portfolio and the Transferor Portfolio will recognize gain or loss on each of the transferred assets in an amount equal to the difference between (i) the fair market value of such assets, and
            (ii) the adjusted basis of such assets.

      3. The taxable year of the Transferor Portfolio will end as of the close of business on the day of the Reorganization.

      4. The Transferor Portfolio will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its capital gains and therefore will not incur any federal income tax liability for its last complete taxable year ending on the date of the Reorganization.

      5. Under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Portfolio on its receipt of assets of the Transferor Portfolio in exchange for the Acquiring Portfolio's Class 1 voting stock.

      6. Under Section 1012 of the Code, the basis to the Acquiring Portfolio of the assets of the Transferor Portfolio transferred to it will be the fair market value of such assets as of the Closing Date.

      7. Because none of the special rules of Section 1223 of the Code will apply, the holding period for assets of the Transferor Portfolio transferred to the Acquiring Portfolio in the Reorganization will start as of the Closing Date.

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SunAmerica Series Trust
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      8.    Each shareholder of the Transferor Portfolio will receive dividend income to the extent of its share of all dividends declared and paid by the Transferor Portfolio, including the dividend described in Assumption 5 that is to be declared and paid immediately before the Closing Date.

      9. Each shareholder of the Transferor Portfolio will also recognize gain or loss on the receipt of shares of the Class 1 voting stock of the Acquiring Portfolio in exchange for shares of the Transferor Portfolio equal to the difference between (i) the fair market value of the Acquiring Portfolio's Class 1 shares, and (ii) the Transferor Portfolio shareholder's adjusted basis for its shares in the Transferor Portfolio.

      10. Under Section 1012 of the Code, the basis to each shareholder of the Transferor Portfolio for the Class 1 shares of the Acquiring Portfolio received in exchange for its shares of the Transferor Portfolio will be the fair market value of the Class 1 shares of the Acquiring Portfolio as of the Closing Date

      11. Because none of the special rules of Section 1223 of the Code will apply to the stock exchange pursuant to the Reorganization, the Transferor Portfolio shareholder's holding period for the Class 1 voting stock of the Acquiring Portfolio will start as of the Closing Date.

      12. No gain or loss will be recognized by any Contract Owner as a result of the Reorganization.

      We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above. We express our opinions herein only for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Transferor Portfolio, the Acquiring Portfolio and the shareholders of the Transferor Portfolio on their receipt of the Class 1 shares of the Acquiring Portfolio in exchange for their shares of the Transferor Portfolio pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

      As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items

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SunAmerica Series Trust
August __, 2003
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referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of the JPMorgan Trust or SAST or the respective shareholders.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14.

                                    Very truly yours,

                                    Jorden Burt LLP